EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release	For Additional Information Contact:
Edward R. (Jack) Cameron (CEO)
952/930-9000

Appliance Recycling Centers of America (ARCA) Names
Two New Members to Board of Directors

Minneapolis, MN—June 20, 2005—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today reported that W. William (Bill) Bednarczyk and Albin (Al) S. Dubiak have been named to the company’s board of directors.  Both fill new positions on the board and will initially serve until the next election of directors, which will be held at the company’s annual meeting of shareholders in May 2006.  Bednarczyk and Dubiak join current directors Duane S. Carlson, Harry W. Spell and Edward R. (Jack) Cameron, ARCA’s president and CEO, to compose the five-member board.

Bednarczyk is currently an independent management consultant specializing in personal investment portfolios and venture capital activities.  He formerly held the position of vice president, human resources/administration with Gelco Corporation and was director of employee/labor relations with The Toro Company.  In addition, Bednarczyk was a partner in a Cost Cutter franchise, with salons in Wisconsin, Florida and Kansas.  He served as a park commissioner and as treasurer for the City of Minneapolis and holds a B.A. from the University of St. Thomas and an M.A. in industrial relations from the University of Minnesota.

Since 2000, Dubiak has been a member of the investment committee of Sisters of Charity of Leavenworth Health System, and since 2003 has been chair of the committee.  From 1993 until retiring in 2001, Dubiak was employed by First Asset Management, where he served as director of investment research and manager of the First American Small Cap Value Fund.  Prior to that, he held management positions with First Bank System in investor relations and financial and strategic planning, and also served as treasurer.  Dubiak earned a B.S. in business administration from Indiana University and an M.B.A. from the University of Arizona.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “Over the years, ARCA has been fortunate to have had the expertise of board members Harry Spell and Duane Carlson, who have made major contributions to the development of our appliance retailing and recycling operations.  Bill and Al also bring a wealth of experience to ARCA’s board of directors, and I anticipate that they will have a significant impact on our future direction.”

About ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of June 2005, ApplianceSmart was operating 12 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; one in San Antonio, Texas and one in Los Angeles.  ARCA recently announced that it will open a second ApplianceSmart factory outlet in San Antonio in August.  ARCA is also one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.

Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

#  #  #

Visit our web sites at www.arcainc.com and www.appliancesmart.com.